Exhibit 3.1(d)

CERTIFICATE OF OWNERSHIP AND MERGER

OF

IRIS INTERNATIONAL, INC.

(a Delaware corporation)

INTO

INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

(a Delaware corporation)

It is hereby certified that:

1. INTERNATIONAL REMOTE IMAGING SYSTEMS, INC. (hereinafter sometimes referred to as the “Corporation”) is a business corporation of the State of Delaware.

2. The Corporation is the owner of all of the outstanding shares of common stock of IRIS INTERNATIONAL, INC., which is also a business corporation of the State of Delaware.

3. On November 21, 2003, the Board of Directors of the Corporation adopted the following resolutions to merge IRIS INTERNATIONAL, INC. into the Corporation:

RESOLVED that IRIS INTERNATIONAL, INC. be merged into this Corporation, and that all of the estate, property, rights, privileges, powers and franchises of IRIS INTERNATIONAL, INC. be vested in and held and enjoyed by this Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by IRIS INTERNATIONAL, INC. in its name.

RESOLVED that this Corporation shall assume all of the obligations of IRIS INTERNATIONAL, INC.

RESOLVED that this Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and within any other appropriate jurisdiction.

RESOLVED that this Corporation shall change its corporate name to IRIS INTERNATIONAL, INC.

RESOLVED that the effective time of the Certificate of Ownership and Merger setting forth a copy of these resolutions, and the time when the merger therein provided for, shall become effective shall be the filing date with the Delaware Secretary of State.

Executed on November 26, 2003

INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

By:	/s/ John Calos

John Caloz, Chief Financial Officer and Corporate Vice President